As filed with Securities and Exchange Commission on July 16, 2010
SEC File No.:  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	87-057730
State or other jurisdiction of incorporation or organization	I.R.S. Employer I.D. No.

Augusto Leguia 100, Oficina 812, Las Condes, Santiago, Chile	None
(Address of Principal Executive Offices)	(Zip Code)

White Mountain Titanium Corporation 2010 Stock Option/Stock Issuance Plan
(Full titles of the plan)

Charles E. Jenkins, CFO
1508-999 West Hastings Street
Vancouver, B.C.
Canada  V6C 2W2
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (604) 408-2333

Copies to:
Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT  84095
Telephone (801) 446-8802
FAX (801) 446-8803

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $.001	3,800,000	$0.985	$3,743,000	$266.88

(1) This Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect to the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act.

TABLE OF CONTENTS

PART I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

Item 2. Registrant Information and Employee Plan Annual Information

The officers, directors, employees, consultants and advisors participating in the White Mountain Titanium Corporation Stock Option Plan and recipients of the option grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant’s CFO at 1508-999 West Hasting Street, Vancouver, B.C., Canada V6C 2W2, telephone number (604) 408-2333.

PART II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

White Mountain Titanium Corporation (the “Registrant”) hereby incorporates into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 31, 2010, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 17, 2010; Current Reports on Form 8-K dated June 29, 2010, filed with the Commission on July 13, 2010; and all other reports filed with the Commission pursuant to Section 13 (a) or 15 (d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(c)           The class of securities to be offered has not been registered under Section 12 of the Exchange Act.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Item 4.  Description of Securities

The shares to be offered pursuant to this registration statement are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.  The Registrant is authorized to issue up to 100,000,000 shares of $.001 par value common stock.  The holders of common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore.  The Registrant has outstanding a class of preferred stock designated as Series A Convertible Preferred Stock.  The holders of these preferred shares are entitled to any dividends paid and distributions made to the holders of the Registrant’s common stock to the same extent as if these holders of preferred shares had converted the preferred shares into common stock and had held such shares of common stock on the record date for the particular dividends and distributions.  No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Registrant nor are any common shares subject to redemption or convertible into other securities of the Registrant.  Shares of common stock are non-assessable and are not subject to any sinking fund provisions.  Upon liquidation, dissolution or winding up of the Registrant, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote.  Under Nevada corporate law, holders of the Registrant’s common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Registrant’s board of directors.

Item 5.  Interest of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful.  Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding.  In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements.  In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification.  Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article IX of the Registrant’s Articles of Incorporation provides that the company is required to indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or who is serving at its request or direction as a director or officer of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit, or proceeding, to the full extent permitted by Nevada law.

Each of the Registrant’s officers and directors is covered by insurance against liability which he may incur in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Form of Common Stock Certificate	SB-2	333-129347	4.1	10/31/05
4.2	2010 Stock Option/Stock Issuance Plan	8-K	333-129347	99.1	7/13/10
4.3	Articles of Incorporation, as amended	SB-2	333-129347	3.1	10/31/05
4.4	Current Bylaws	8-K	333-129347	3.1	9/12/06
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Smythe Ratcliffe LLP, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit No. 5.1)					—

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)          Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material or changed information with respect to the plan of distribution.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THIS SPACE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada on July 13, 2010.

White Mountain Titanium Corporation

By	/s/ Charles E. Jenkins
Charles E. Jenkins, CFO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 16, 2010	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, Director and President (Principal Executive Officer)

Date: July 13, 2010	/s/ Charles E. Jenkins
Charles E. Jenkins, Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: July 14, 2010	/s/ Howard M. Crosby
Howard M. Crosby, Director

Date: July 13, 2010	/s/ Brian Flower
Brian Flower, Director

Date: July 14, 2010	/s/ John J. May
John J. May, Director

Date:
Wei Lu, Director

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Form of Common Stock Certificate	SB-2	333-129347	4.1	10/31/05
4.2	2010 Stock Option/Stock Issuance Plan	8-K	333-129347	99.1	7/13/10
4.3	Articles of Incorporation, as amended	SB-2	333-129347	3.1	10/31/05
4.4	Current Bylaws	8-K	333-129347	3.1	9/12/06
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Smythe Ratcliffe LLP, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit No. 5.1)					—